                         EXECUTIVE EMPLOYMENT AGREEMENT


         This EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement"), effective as of March ___, 1997, by and between IgX Limited, a company incorporated under the laws of Ireland, (the "Company"), and Craig R. Rennie, an individual (the "Executive") with reference to the following facts;

         A. Company is engaged in the business of developing and marketing IGX-CPL3 and other drug products.

         B. Company desires to retain the services of Executive, and Executive is willing to provide such services to Company; and

         C. Company and Executive desire to enter into an agreement to provide for Executive's employment by the Company upon the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing facts and mutual agreements set forth below, the parties, intending to be legally bound, agree as follows;

         1. Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive's duties and responsibilities in accordance with the terms and conditions hereinafter set forth.

              1.1 Duties and Responsibilities. Executive shall serve as Chief Executive Officer and President. During the Employment Term, Executive shall perform all duties and accept all responsibilities incident to such positions and other appropriate duties as may be assigned to Executive by the Company's Board of Directors (the "Board") from time to time. Executive shall also serve as a director of the Company if requested by the Board.

              1.2 Employment Term. The term of Executive's employment under this Agreement shall commence as of the date hereof (the "Effective Date") and shall continue for two (2) years until March __,1999, unless earlier terminated in accordance with Section 4 hereof. The term of Executive's employment may be extended by mutual written agreement entered into at least sixty (60) days prior to the expiration of the then-effective "Employment Term" as that term is defined below. The period commencing as of the Effective Date and ending two (2) years thereafter, or such later date to which the term of Executive's employment under the Agreement shall have been extended by mutual written Agreement, is referred to herein as the "Employment Term."

              1.3 Extent of Service. During the Employment Term, Executive agrees to use Executive's best efforts to carry out the duties and responsibilities under Section 1.1 hereof and to devote substantially all Executive's business time, attention and energy thereto. Executive further agrees not to work either on a part-time or independent contracting basis for any other business or enterprise during the Employment Term without the prior written consent of the Board, which consent shall not be unreasonably withheld.

              1.4 Base Salary. The Company shall pay Executive a base salary (the "Base Salary") at the annual rate of (pound)140,000 (Pounds Sterling), payable at such times as the Company customarily pays its other senior level executives (but in any event no less often than monthly). The Base Salary shall be subject to all state, federal, and local payroll tax withholding and any other withholdings required by law.

              1.5 Incentive Compensation. Executive shall be eligible to earn a cash bonus of up to fifty percent (50%) of base salary, or (pound)70,000 (Pounds Sterling), for each twelve-month period during the Employment Term based on meeting performance objectives and bonus criteria to be mutually identified by Executive and the Board. Executive's bonus shall be evaluated and payable based upon accomplishing the agreed-upon objectives in six-month intervals throughout the Employment Term commencing on March __, 1997 and each six-month period thereafter. Executive's bonus, if any, shall be subject to all applicable tax and payroll withholdings. If Executive earns the full bonus, Executive's total compensation will be (pound)210,000 (Pounds Sterling) per annum.

              1.6 Other Benefits. During the Employment Term, Executive shall be entitled to participate in all employee benefit plans and programs made available to the Company's senior level executives as a group or to its employees generally, as such plans or programs may be in effect from time to time (the "Benefit Coverages"), including, without limitation, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection and travel accident insurance. Executive shall also be entitled to use one (1) Company "luxury class vehicle" as such term is defined by the Board from time to time. Company shall reimburse Executive for all business-related operating expenses for such vehicle, including maintenance and fuel expenses. Executive shall be provided office space and staff assistance appropriate for Executive's position and adequate for the performance of his duties.

              1.7 Reimbursement of Expenses; Vacation. Executive shall be provided with reimbursement of expenses related to Executive's employment by the Company on a basis no less favorable than that which may be authorized from time to time by the Board, in its sole discretion, for senior level executives as a group. Executive shall be entitled to vacation and holidays in accordance with the Company's normal personnel policies for senior level executives.

              1.8 Share Options. Executive shall be entitled to receive an option under the Company's 1996 Stock Option Plan to purchase up to 200,000 of the Company's Ordinary Shares at an exercise price of $5.00 (U.S.) per share (the "Option"). The Option will be issued pursuant to the terms of that certain Share Option Agreement in the form attached hereto as Exhibit "A" and incorporated herein by this reference. The Option shall vest over a four (4) year period commencing on the Effective Date and shall have a ten (10) year term. If, and only if, the Employment Term is extended past the initial two (2) year period, the Company agrees to grant to Executive additional options to purchase up to 100,000 of the Company's Ordinary Shares at an exercise price of $5.00 (U.S.) per share, which additional options shall also vest over a four (4) year period commencing with the date of grant.

              1.9 No Other Compensation. Except as expressly provided in Sections 1.4 through 1.8, Executive shall not be entitled to any other compensation or benefits.

         2. Confidential Information. Executive recognizes and acknowledges that by reason of Executive's employment by and service to the Company before, during and, if applicable, after the Employment Term, Executive will have access to certain confidential and proprietary information relating to the Company's business, which may include, but is not limited to, trade secrets, trade "know-how," product development techniques and plans, formulas, customer lists and addresses, new and used car and other vehicle dealership names and addresses, financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to as "Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company, and Executive covenants that he will not, unless expressly authorized in writing by the Company, at any time during the course of Executive's employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Executive also covenants that at any time after the termination of such employment, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive's possession during the course of Executive's employment shall remain the property of the Company. Except as required in the performance of Executive's duties for the Company, or unless expressly authorized in writing by the Company, Executive shall not remove any written Confidential

Information from the Company's premises, except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Upon termination of Executive's employment, the Executive agrees to return immediately to the company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Executive's possession.

         3.   Non-Competition; Non-Solicitation.

              3.1 Non-Compete. The Executive hereby covenants and agrees that during the term of this Agreement, the Executive will not, without the prior written consent of the Company, directly or indirectly, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venturer, security holder, trustee, partner, consultant, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) which is competitive with the then existing business of Company being conducted in the Covered Area, as defined hereinbelow. For the purpose of this Section 3.1, "Covered Area" shall mean all geographical areas of the United States, Ireland and other foreign jurisdictions where Company then has offices and/or sells its products directly or indirectly through distributors and/or other sales agents. Notwithstanding the foregoing, the Executive may own shares of companies whose securities are publicly traded, so long as such securities do not constitute more than one percent (1%) of the outstanding securities of any such company.

              3.2 Non-Solicitation. The Executive further agrees that as long as the Agreement remains in effect and for a period of one (1) year from its termination, the Executive will not divert any business of the Company and/or its affiliates or any customers or suppliers of the Company and/or the Company's and/or its affiliates' business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company.

              3.3 Remedies. The Executive acknowledges and agrees that his obligations provided herein are necessary and reasonable in order to protect the Company and its affiliates and their respective business and the Executive expressly agrees that monetary damages would be inadequate to compensate the Company and/or its affiliates for any breach by the Executive of his covenants and agreements set forth herein. Accordingly, the Executive agrees and acknowledges that any such violation or threatened violation of this Section 3 will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company and its affiliates shall be entitled to obtain injunctive relief against the threatened breach of this Section 3 or the continuation of any such breach by the Executive without the necessity of proving actual damages.

         4.   Termination

              4.1 By Company. The Company may, in its discretion and at its option, terminate the Executive's employment with or without Cause, and without prejudice to any other right or remedy to which the Company may be entitled at law or in equity or under this Agreement. The Executive shall be deemed terminated for "Cause" (i) if Executive is convicted of a felony; (ii) any neglect or breach of duty by Executive, or any failure by executive to perform to the reasonable satisfaction of the Board, such duties as may be delegated to Executive from time to time; (iii) Executive otherwise materially breaches any provision of this Agreement; or (iv) after a determination by a majority of the Board of Directors of the Company, acting in good faith, that the Executive has engaged in conduct not appropriate of an employee. In the event the Company desires to terminate the Executive's employment without Cause, the Company shall give the Executive not less then sixty (60) days' advance written notice.

              4.2 By Executive's Death or Disability. This Agreement shall also be terminated upon the Executive's death and/or a finding of permanent physical or mental disability, such disability to be determined by in the sole discretion of a physician selected by the Company.

              4.3 Compensation on Termination. In the event the Company terminates Executive's employment for Cause, all payments under this Agreement shall cease, except for Base Salary to the extent already accrued. In the event of termination by reason of Executive's death and/or permanent disability, Executive or his executors, legal representatives or administrators, as applicable, shall be entitled to an amount equal to Executive's Base Salary accrued through the date of termination, plus a pro rata share of any annual bonus to which Executive would otherwise be entitled for the year in which death or permanent disability occurs. Upon termination of Executive without cause, if Executive executes a written release, substantially in the form attached hereto as Exhibit "B" (the "Release"), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive's employment by the Company (other than Executive's entitlement under any employee benefit plan or program sponsored by the Company in which Executive participated and under which Executive has accrued a benefit), and the termination thereof, Executive shall be entitled to receive, in equal monthly installments, as liquidated damages for the failure of the Company to continue to employ Executive, an amount equal to the amount of Executive's Base Salary for the remainder of the initial two (2) year Employment Term, provided that Executive remains in compliance with the provisions of Section 3 hereof.

              4.4 Voluntary Termination. Executive may voluntarily terminate the Employment Term upon sixty (60) days' prior written notice for any reason; provided, however, that no further payments shall be due under this Agreement in that event except that Executive shall be entitled to any benefits due under any compensation or benefit plan provided by the Company for executives or otherwise outside of this Agreement.

         5. Controversies. Any controversy or claim arising out of or relating to the Executive's employment and this Agreement, the breach hereof, or the coverage of this arbitration provision, shall be settled by arbitration in California, which arbitration shall be in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as such rules shall be in effect on the date of delivery of demand for arbitration. The arbitration of such issues, including the determination of the amount of any damages suffered by any party, shall be to the exclusion of any court of law. The decision of the arbitrators or a majority of them shall be final and binding upon the parties and the personal representatives, heirs or devises of the Executive, if applicable. There shall be three arbitrators, one (1) to be chosen directly by the Executive, one (1) to be chosen by the Company and one (1) to be chosen by the two (2) arbitrators so chosen. The Company and the Executive shall each pay the fees of the arbitrators selected by it or him and of its or his own attorneys, the expense of witnesses and all other expenses connected with the presentation of such party's case, except that the arbitrators may impose all such fees, costs and expenses otherwise payable by the prevailing party on the losing party if it determines that the losing party's position was taken without good faith or solely for the purpose of delay. The costs of the arbitration including the cost of the record of transcripts thereof, if any, administrative fees, and all other fees and costs, including those of the third arbitrator, shall be borne one-half by the Executive and one-half by the Company, except that the arbitrators may impose all such fees, costs and expenses otherwise payable by the prevailing party on the losing party if it determines that the losing party's position was taken without good faith or solely for the purpose of delay.

         6.   General Provisions.

              6.1 Modification; No Waiver. No modification, amendment or discharge of this Agreement shall be valid unless the same is in writing and signed by all parties hereto. Failure of any party at any time to enforce any provisions of this Agreement or any rights or to exercise any election shall in no way be considered to be a waiver of such provisions, rights or elections and shall in no way affect the validity of this Agreement. The exercise by any party of any of its rights or any of its elections under this Agreement shall not preclude or prejudice such party from exercising the same or any other right it may have under this Agreement irrespective of any previous action taken.

              6.2 Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail as follows (provided that notice of change of address shall be deemed given only when received):

         If to the Company, to:               Albert J. Henry, Chairman
                                              IgX Ltd.
                                              Granard
                                              County Longford
                                              Ireland

         If to Executive, to:                 _____________________________
                                              _____________________________

                                              _____________________________
                                              _____________________________

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

              6.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.


              6.4 Further Assurances. Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

              6.5 Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provision or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

              6.6 Successors and Assigns. Executive may not assign this Agreement without the prior written consent of the Company. The Company may assign its rights without the written consent of the Executive, so long as the Company or its assignee complies with the other material terms of this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company, and the Executive's rights under this Agreement shall inure to the benefit of and be binding upon his heirs and executors. The Company's subsidiaries and controlled affiliates shall be express third party beneficiaries of this Agreement.

              6.7 Entire Agreement. This Agreement supersedes all prior agreements and understandings between the parties, oral or written. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

              6.8 Choice of Law. This Agreement shall be governed by and interpreted and constructed in accordance with the internal laws of Ireland, without regard to principles of conflict of laws, and shall be binding upon the parties hereto in the United States and worldwide.

              6.9 Counterparts: Facsimile. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, and all of which taken together shall constitute one and the same instrument. This Agreement may be executed by facsimile with original signatures to follow.

         IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

                                         IgX LIMITED, a company incorporated
                                         under the laws of Ireland


                                         -----------------------------------
                                         By:
                                            --------------------------------
                                         Title:
                                                ----------------------------

                                         -----------------------------------
                                         Craig R. Rennie


               [SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]

                                   EXHIBIT "A"



                             SHARE OPTION AGREEMENT

                                   EXHIBIT "B"


                                   IgX LIMITED


                                RELEASE AGREEMENT


                                     [DATE]



Mr. Craig R. Rennie
-------------------
[ADDRESS]

Dear Mr. Rennie:

         This Release Agreement sets forth the offer by IgX Limited ("the Company") of special severance benefits in exchange for the consideration described below. The terms of our offer, which will constitute an agreement upon your acceptance pursuant to the provisions hereof, are as follows:

         1. Your employment [will terminate/had terminated] as of [date] (the "Severance Date").

         2. You acknowledge that prior to the Severance Date, the Company had no obligation to provide you with the severance benefits set forth in Section 5.3 of your Employment Agreement dated as of March __, 1997. However, as consideration for your agreement to the release and covenant not to sue and the other conditions set forth in this letter, the Company will pay you the severance in accordance with the terms of the Employment Agreement.

         3. You acknowledge receipt of all vacation earned by you up to and including the Severance Date. Your accrual of vacation ceased effective on the Severance Date.

         4. You represent and warrant that by the close of business on the date you execute this Release Agreement, you will return to the Company all property owned by the Company, including all credit cards furnished to you by the Company and all originals and copies of the following, whether in your possession or previously removed by you from the Company's premises and still existing, and whether recorded on paper, computer disk, other computer-readable form or any other medium: all lists, correspondence, books, letters, records, financial data and other

Mr. Craig R. Rennie
[DATE]
Page 2

              materials and writings owned by the Company or used by it in connection with the conduct of its business.

              You will respond to inquiries by the Company about any matters concerning the Company or its affairs that occurred or arose during the period of your employment by the Company; and you will cooperate with the Company in investigating, prosecuting and defending any charges, claims, demands, liabilities, causes of action, lawsuits and other proceedings by, against or involving the Company relating to any period during which you were employed by the Company or relating to matters of which you have knowledge or should have knowledge by virtue of your employment by the Company, all for no additional compensation; provided that complying with this paragraph does not require you to travel more than 100 miles from your residence or office at the time of compliance (whichever is more distant), does not require you to devote more than eight (8) consecutive hours or twenty-four (24) hours in a calendar month, and does not cause your employment at the time of compliance to be placed in jeopardy. If compliance with this paragraph requires you to travel outside the area described in the preceding sentence or devote more time than set forth in the preceding sentence, the Company will compensate you for all such time and travel at an hourly rate of $100. The Company will reimburse you for all reasonable expenses you incur in complying with this paragraph in accordance with the Company's employee business expense approval procedures then in effect.

         5. You represent and warrant that you have disclosed to the Company all contracts, understandings, agreements, proposals, offers and bids to which the Company may be a party or by which it may be bound or affected or which have been made for the benefit of the Company or which may have obligated the Company in any way, whether oral or written, including, without limitation, employment agreements, of which you have knowledge.

         6. As consideration for the payments and agreements described above, you hereby release, agree not to sue, and agree not to bring suit with or on behalf of another against, the Company and its predecessor, subsidiary, affiliate and successor corporations and business entities, past, present and future, and their directors, officers, shareholders, employees, executives and agents, past, present and future, and their heirs, executors, administrators and assigns, with respect to any and all claims, demands, liabilities, actions, causes of action, suits, debts, charges, complaints, obligations, promises, agreements, controversies, damages and expenses (including attorneys' fees and costs actually incurred) arising out of facts which occurred prior to the execution of this Release Agreement, including but not limited to any claims arising from or in connection with your employment

Mr. Craig R. Rennie
[DATE]
Page 3

              relationship with the Company or the severance of that relationship and including claims arising from any alleged violation of any federal, state or local statutes, ordinances or common law (including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, and the California Labor Code). This release and waiver includes, among others, claims based on age discrimination in violation of the federal Age Discrimination in Employment Act ("ADEA") and applicable state law. Such laws prohibit an employer from taking adverse action against an employee, including terminating employment, on the basis of the employee's age of 40 or more. By agreeing to the release and waiver in this paragraph, you are agreeing to forego any claim and agreeing not to sue on the ground, among others, that the termination of your employment by the Company violated the ADEA. In the event you, or any person, firm or entity on your behalf, files, sues or causes or permits to be filed any action seeking damages, injunctive, declaratory, monetary or other relief, despite your agreement not to do so thereunder, you agree to pay to the Company, regardless of the outcome of such action, as liquidated damages: (i) all of the Company's legal fees and expenses in defending such action and (ii) one-half (1/2) of all severance payments made to you pursuant to Section 5.4(b) of your Employment Agreement.

         7. For the purposes of implementing a full and complete release and discharge of claims, you expressly acknowledge that this Release Agreement is intended to include in its effect, without limitation, all the claims described in the preceding paragraphs, whether known or unknown, suspected or unsuspected, and that this Agreement contemplates the extinction of all such claims, including claims for attorneys' fees. You expressly waive any right to assert after the execution of this Agreement that any such claim, demand, obligation or cause of action has, through ignorance or oversight, been omitted from the scope of the Agreement. You expressly waive any and all rights and benefits conferred upon you by the provisions of Section 1542 of the Civil Code of California which provides as follows:

              A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

         8. You will not disclose to any person, including, but not limited to, any former, current or prospective employee of the Company, its affiliates and its subsidiaries, the fact that this offer has been made or the existence or terms of the Agreement;

Mr. Craig R. Rennie
[DATE]
Page 4

              provided, however, that you may discuss and disclose this offer to your attorney, your spouse and your financial adviser; and you may disclose such aspects of the Agreement as may be required to be disclosed by court order, by the proper inquiry of a State or Federal governmental agency or by a subpoena to testify issued by a court of competent jurisdiction, in any of which events, you agree to respond truthfully to all questions asked of you. If you breach this covenant, you agree to repay to the Company all monies paid to you pursuant to Paragraph 2 of this Agreement and any and all attorneys' fees incurred by the Company to collect such payment.

         9. Neither the fact that this offer was made or Agreement entered, nor any provision of this Agreement, shall be construed as an admission of any wrongdoing of any kind by the Company.

         10. Any notice required or permitted to be given under this Agreement shall be in writing and given by hand delivery or by certified or registered United States mail, postage prepaid, and shall be effective on the date delivered by hand or mailed, in the case of the Company, to its usual business address from time to time and, in your case, to your most recent home address as shown on the records of the Company.

         11. If any provision of this Agreement is declared or determined by any court to be illegal or invalid, validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

         12. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

         13. You may accept this offer by signing it below no later than _________ (__) days from the day you receive it and returning the signed and dated acceptance for my receipt no later than ____________ (__) days from the date that you receive this offer. Your acceptance is to be sent in an envelope marked "CONFIDENTIAL
              - TO BE OPENED BY ADDRESSEE ONLY" and addressed to me at the above address.

         14. You may revoke your acceptance of this offer within _______ (__) days after the date on which you signed this letter to accept the offer. To be effective, your revocation must be in writing, signed and dated no later than _____ (__) days from the date on which you signed and dated your acceptance of this

Mr. Craig R. Rennie
[DATE]
Page 5

              offer; and the written revocation must be received by me in an envelope addressed in the manner described in the last paragraph above no later than _____ (__) days after the date on which you signed the revocation.

         You should consult with an attorney before entering into this Agreement.

                                    Sincerely,

                                    IgX LIMITED

                                    --------------------------------------
                                    By:
                                       -----------------------------------
                                    Title:
                                          --------------------------------

         The undersigned hereby agrees to the terms of this Release and such release shall be binding upon the undersigned.


                                    --------------------------------------
                                    Craig R. Rennie

                                    Date:
                                         ---------------------------------